UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Affymetrix, Inc.

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Affymetrix Board of Directors Reaffirms Support of Merger with Thermo Fisher

•	Determines That Unsolicited Proposal from Origin is Not Superior

•	Recommends against Origin Proposal

•	Board Recommends Stockholders Approve Thermo Fisher Merger at March 31 Special Stockholder Meeting

SANTA CLARA, Calif.— Mar. 28, 2016—Affymetrix, Inc. (NASDAQ: AFFX, “Affymetrix” or “the Company”) today announced that the Company’s Board of Directors (the “Board”), in consultation with its legal and financial advisors, has determined that the unsolicited merger proposal submitted by Origin Technologies Corporation, LLC (“Origin”) on March 22, 2016 does not constitute a Superior Proposal, as defined in Affymetrix’ merger agreement with Thermo Fisher Scientific Inc. (NYSE: TMO, “Thermo Fisher”) and recommends against the Origin proposal (“Origin Proposal”).

On March 23, Affymetrix announced that the Board determined the Origin Proposal could reasonably be expected to lead to a Superior Proposal. Since that time, the Affymetrix management team and its financial and legal advisors have devoted extensive time and resources to engaging with Origin. This included discussions with Origin and its advisors, providing due diligence information to Origin, negotiating the terms of a proposed merger agreement and engaging in reverse due diligence on Origin and its financing sources. On March 26, Origin indicated it was prepared to continue to move forward only on the basis of the terms set forth in its March 22 proposal, which contemplated a reverse termination fee of $100 million, representing the maximum amount of recovery available to Affymetrix if Origin were unable to obtain financing. Origin’s financing is subject to obtaining certain regulatory approvals in China. In addition, the reverse termination fee would not be payable if a transaction with Origin were blocked by the Committee on Foreign Investment in the United States (“CFIUS”).

The Board evaluated the terms of the Origin Proposal against the terms of its agreement with Thermo Fisher on a risk-weighted basis. While the Board found the $3.00 per share premium offered in the Origin Proposal, taken by itself, to be attractive, after engaging with Origin, the Board found the risks to initiating and consummating a potential transaction with Origin outweighed the potential benefit of a higher offer from Origin. These risks include:

•	execution risk related to third-party financing,

•	the need to obtain approval by regulators in China to obtain third-party financing, including that the termination fee that would be payable to Thermo Fisher would not be onshore in the United States for at least several weeks,

•	enforcement risk against financing sources in China that may not have significant assets in the United States,

•	the need to obtain CFIUS approval as a condition to closing, along with the related issue that no reverse termination fee would be paid to Affymetrix if CFIUS approval were not obtained except in circumstances involving Origin’s failure to comply with CFIUS conditions, and

•	the risk that in the interim Thermo Fisher, as indicated in its recent public statements and private communications, would attempt to terminate its existing merger agreement with Affymetrix, in which case Affymetrix shareholders would lose the premium inherent in the Thermo Fisher merger and Affymetrix’ negotiating position with Origin would be compromised.

Further, in consultation with its financial and legal advisors, the Board determined that the $100 million reverse termination fee in the Origin Proposal that would be Affymetrix’ sole and exclusive remedy against Origin in the event of a financing failure was inadequate when weighed against the material risk of Affymetrix stockholders losing the premium present in the approximately $1.5 billion equity value of the Thermo Fisher merger without any reasonable certainty of achieving the incremental premium proposed to be paid in a potential transaction with Origin.

Therefore, the Board determined the Origin Proposal does not constitute a Superior Proposal and recommended against the Origin Proposal.

“The Board is firmly committed to maximizing value for our stockholders,” said Dr. Frank Witney, Chief Executive Officer and President of Affymetrix. “The value, certainty and timing offered by our existing agreement with Thermo Fisher—scheduled to close in just a few days and which was a 52 percent premium to our unaffected stock price on January 7, 2016 and approximately a 27x multiple of our 2015 Reported EBITDA1—outweighs the putatively higher premium but significantly greater uncertainties associated with a potential transaction with Origin. We look forward to putting the matter before our stockholders and proceeding with our merger.”

The Special Meeting of Stockholders will take place as scheduled on March 31, 2016, to allow Affymetrix stockholders to consider approval of the merger agreement with Thermo Fisher and related matters. The boards of directors of both companies have unanimously approved Thermo Fisher’s acquisition of Affymetrix at a price of $14.00 per share in cash. Affymetrix remains subject to the merger agreement with Thermo Fisher and the Company’s Board of Directors reiterates its recommendation in support of Affymetrix’ merger with Thermo Fisher.

Affymetrix stockholders are encouraged to vote for the proposed merger with Thermo Fisher at the upcoming Special Meeting of Affymetrix stockholders. Any questions related to the Special Meeting should be directed to our proxy solicitor, Innisfree M&A Incorporated, at toll-free, at 1-888-750-5834.

For additional information, please refer to Amendment No. 3 to the Company’s Proxy Statement to be filed with the Securities and Exchange Commission (the “SEC”).

Morgan Stanley is acting as financial advisor to Affymetrix, and Davis Polk & Wardwell LLP and Richards, Layton & Finger, PA are serving as legal counsel.

About Affymetrix

Affymetrix technologies enable multiplex and simultaneous analysis of biological systems at the cell, protein, and gene level, facilitating the rapid translation of benchtop research into clinical and routine use for human health and wellness. Affymetrix provides leadership and support, partnering with customers in pharmaceutical, diagnostic, and biotechnology companies as well as leading academic, government, and non-profit research institutes in their quest to use biology for a better world. More than 2,300 microarray systems have been shipped around the world and more than 94,000 peer-reviewed papers have been published citing Affymetrix technologies. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, San Diego, Vienna and Singapore. Affymetrix has about 1,100 employees and maintains sales and distribution operations worldwide. For more information about Affymetrix, please visit www.Affymetrix.com.

[1]	Reported EBITDA adds back the one-time litigation expense of $10 million.

PLEASE NOTE: Affymetrix, the Affymetrix logo, and OncoScan trademarks are the property of Affymetrix, Inc. All other trademarks are the property of their respective owners.

Important Information for Affymetrix Stockholders

In connection with the proposed merger with Thermo Fisher, Affymetrix has filed a proxy statement with the SEC. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC ON FEBRUARY 24, 2016 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents at Affymetrix’ website at investor.Affymetrix.com or by contacting Affymetrix’ investor relations department via e-mail at investor@affymetrix.com.

Affymetrix and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Affymetrix’ stockholders with respect to the merger. Information about Affymetrix’ directors and executive officers and their ownership of Affymetrix’ common stock is set forth in the proxy statement for Affymetrix’ 2016 Special Meeting of Stockholders, Affymetrix’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and proxy statement for Affymetrix’ 2015 Annual Meeting of Stockholders. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2015 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Affymetrix’ directors and executive officers in the merger, which may be different than those of Affymetrix’ stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which have been filed with the SEC.

Forward Looking Statements

All statements in this report that are not historical in nature, are predicative in nature or that depend upon or refer to future events or conditions are “forward-looking statements” within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on Affymetrix’ current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Affymetrix cannot assure you that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, those relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed transaction may not materialize as expected; the transaction not being timely completed, if completed at all; prior to the completion of the transaction, Affymetrix’ business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are discussed in “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015. These forward-looking statements speak only as of the date of the report. Unless required by law, the Company does not undertake to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Affymetrix, Inc.

Investor Contact:

Doug Farrell, 408-731-5285

Vice President, Investor Relations

doug_farrell@affymetrix.com